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                                                                    EXHIBIT 99.2

News Release

                                                                  FOR RELEASE AT
                                                                     8:00 AM EDT
                                                         WEDNESDAY, JUNE 9, 2004
INVESTOR CONTACT:                                                 MEDIA CONTACT:
Mark Lamb                                                          Carrie Holmes
Director - Investor Relations                                      Onyx Software
(425) 519-4034                                           (425) 519-4096 (office)
markl@Onyx.com                                                  CARRIEH@ONYX.COM

                                                                   Mary Erickson
                                                            Reidy Communications
                                                                  (605) 325-3286
                                                    MARY@REIDYCOMMUNICATIONS.COM

              ONYX SOFTWARE CEO ALIGNED WITH SHAREHOLDERS' INTEREST

BELLEVUE, WA. -- Onyx(R) Software Corporation (NASDAQ: ONXS), a worldwide leader in successful customer relationship management (CRM), today announced equity option grants awarded to newly-named chief executive officer and chairman of the board Janice P. Anderson.

"Along with attracting a leader that we believe is best qualified to grow Onyx Software to its full potential, the board of directors was determined to put in place strong incentives designed to enhance shareholder value for many years to come," said Terri Dial, Onyx Software board member.

In connection with the hiring of Ms. Anderson, and as a material inducement for her to accept the position with Onyx, the Company's Compensation Committee has approved initial grants of options for Onyx Software common stock consisting of four tranches, all of which were granted outside of the company's stock option plans:

            - Options to purchase 300,000 shares at an exercise price of $3.855 per share - the fair market value of Onyx Software common stock on Ms. Anderson's hire date of June 7, 2004.

            - Options to purchase 50,000 shares at an exercise price of $3.855 per share.

            - Options to purchase 125,000 shares at an exercise price of $5.50 per share

            - Options to purchase 125,000 shares at an exercise price of $11.50 per share

The option grant of 50,000 vests 100% four years after the date of grant, but will accelerate immediately in the event that Onyx achieves certain operating results for the fiscal year 2004. All other options vest over four years, with 25% vesting on first anniversary and monthly vesting thereafter.

In addition, Onyx agreed to make future grants to Ms. Anderson of 135,000 shares on the first anniversary of her employment and 100,000 shares on each of the second and third anniversaries of her employment, subject to her continued employment on those dates. These options will be made from Onyx's stock option plans, will have exercise prices equal to fair market value on the date of grant and will vest monthly over four years.

Vesting of all or specified portions of the options accelerates upon cessation of Ms. Anderson's employment in certain circumstances. Additional details regarding the terms of the option grants are described in Ms. Anderson's employment agreement and stock option letter agreements, copies of which will be filed by the Company with the SEC. The term of each option is 10 years.

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FORWARD-LOOKING STATEMENT

This press release contains forward-looking statements, including statements about growing Onyx Software to its full potential, statements about the possibility of increased future shareholder value and statements about Ms. Anderson's continued employment. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "predict", "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx's actual results include, but are not limited to the risk that our future operating results are lower than expected, the risk that our revenues, market share, profitability and stock price do not increase over time, the risk that we are unable to integrate and retain our key executives such as Ms. Anderson and the "Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price" described in our quarterly report on form 10-Q for the period ended March 31, 2004. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

ABOUT ONYX SOFTWARE

Onyx Software Corp. (Nasdaq: ONXS), a worldwide leader in delivering successful CRM, offers a fast, cost-effective, usable solution that shares critical information among employees, customers and partners through three role-specific, Web services-based portals. The Onyx approach delivers real-world success by aligning CRM technology with business objectives, strategies and processes. Companies rely on Onyx across multiple departments to create a superior customer experience and a profitable bottom line. Onyx serves customers worldwide in a variety of industries, including financial services, healthcare, high technology and the public sector. Customers include Amway, United Kingdom lottery operator Camelot, Delta Dental, Microsoft Corporation, Mellon Financial Corporation, The Regence Group, State Street Corporation and Suncorp. More information can be found at (888) ASK-ONYX, info@onyx.com or http://www.onyx.com/.

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      Onyx is a registered trademark of Onyx Software Corp. in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.